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Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: WeissComm Partners Aline Schimmel (312) 646-6295

PROGENICS INITIATES PHASE 1 CLINICAL STUDY OF TARGETED THERAPY FOR PROSTATE CANCER

Monoclonal Antibody-Drug Conjugate Selectively Targets Cancer Cells

Tarrytown, N.Y. – September 8, 2008 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the initiation of a phase 1 dose-escalation clinical study of its prostate-specific membrane antigen (PSMA) antibody-drug conjugate (ADC).  PSMA ADC is an investigational therapy that combines a prostate-cancer antibody with a cancer drug. Unlike traditional chemotherapy, PSMA ADC is designed to deliver the drug selectively to prostate cancer cells by targeting a surface protein, PSMA. The clinical study will include patients with progressive, metastatic, hormone-refractory disease following prior taxane chemotherapy, and will assess the safety, tolerability and initial clinical activity of PSMA ADC followed by the option to continue therapy for a total of 12 months.

“In pre-clinical studies, PSMA ADC has exhibited a high level of tumor-specific activity,” said Paul J. Maddon, M.D., Ph.D., Progenics Pharmaceuticals’ Founder, Chief Executive Officer and Chief Science Officer. “Now, our first-in-man clinical studies will assess initial anti-tumor activity in patients after 12 weeks and subsequently, with an optional follow-up period, provide up to one year of dosing information.”

Antibody-drug conjugate therapy

PSMA ADC is an antibody-drug conjugate that consists of a fully human monoclonal antibody that binds PSMA and is linked to a highly potent cancer drug, a derivative of auristatin.

The monoclonal antibody portion of PSMA ADC selectively targets PSMA, a protein that is abundantly expressed on the surface of prostate cancer cells. Using technology licensed from Seattle Genetics, Inc. (Nasdaq: SGEN), the fully human PSMA antibody is linked to a potent derivative of auristatin, a cancer drug that inhibits cell proliferation by disrupting the cellular “backbone” (i.e., microtubules) required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to:

•	internalize the antibody-drug conjugate into the cancer cell;
•	release and thereby activate the cancer drug; and
•	destroy the malignant cell.

The cancer drug is chemically linked to the antibody and is designed to activate only after the antibody recognizes a cancer cell.

Two-stage clinical study design

The phase 1, open-label, dose-escalation clinical trial will include as many as 40 men with progressive, hormone-refractory prostate cancer, and who had prior therapy with taxane chemotherapy drugs. The study will investigate the duration of clinical benefit derived from PSMA ADC treatment while also assessing the drug’s safety and tolerability. The initial 12-week period will evaluate up to four intravenous doses of PSMA ADC over five dose levels, administered at three-week intervals. The study will include evaluations of pharmacodynamics, radiographic changes in tumor burden, and changes in prostate-specific antigen (PSA) and circulating tumor cell (CTC) values compared to baseline.

Following the 12-week period, patients will be offered, at their physician’s discretion, the option to continue treatment for an additional 39 weeks with the same dose of PSMA ADC as administered in their initial cohort. Qualified subjects will receive up to 13 additional doses of study drug at three-week intervals.

Pre-clinical results

A pre-clinical study, presented at the AACR Annual Meeting in April, demonstrated that treatment with PSMA ADC improved survival in a mouse model of androgen-independent prostate cancer. Post-tumor implantation, the median survival for control mice was 57 days. In contrast, nine of 10 animals in the PSMA ADC treatment group survived until study end at 150 days. Notably, of these nine mice, seven had no measurable tumor at day 150. No overt toxicity was observed with PSMA ADC treatment in this preclinical animal model.

About PSMA

PSMA is a protein abundantly expressed on the surface of prostate cancer cells and on the neovasculature of many types of solid tumors. PSMA expression is increased in high-grade, metastatic and hormone-refractory prostate cancer. Since PSMA has limited expression on normal tissues, it is an excellent therapeutic target.

Progenics is engaged in two programs that target PSMA for the treatment of prostate cancer. In addition to developing PSMA ADC, the Company's second program pursues vaccines that are designed to augment the body's ability to recognize and eradicate cancer cells that express PSMA.

About Prostate Cancer

Prostate cancer is the most common form of cancer affecting men in the United States and is the second leading cause of cancer deaths among men each year. The American Cancer Society estimates that 234,000 new cases of prostate cancer will be diagnosed and that 30,000 men will die from the disease nationwide during 2008.

About the License Agreement

A collaboration agreement between Progenics Pharmaceuticals’ wholly owned subsidiary, PSMA Development Company (“PDC”), and Seattle Genetics, Inc. (“SG”) provides a worldwide license to SG’s proprietary antibody-drug conjugate (ADC) technology. PDC has the exclusive right to use the ADC technology to link drugs to monoclonal antibodies that target PSMA.

PDC is responsible for research, product development, manufacturing and commercialization of all products under the agreement. It is also responsible for payments upon the achievement of certain milestones and for royalties to SG on net sales of a resulting commercialized product with SG’s ADC technology. Treatment of the first patient in Progenics Pharmaceuticals’ phase 1 trial of PSMA ADC triggers a milestone payment from Progenics to SG.

(PGNX-C)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology-including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections-and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR (methylnaltrexone bromide) for the treatment of opioid-induced side effects. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. In European member states, Iceland, Norway and Liechtenstein, RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to the usual laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in Australia and other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which has completed phase 1b clinical studies with positive results. PRO 140 is currently in phase 2 clinical testing. Pre-clinical programs for the development of novel HCV entry inhibitors are also underway. In the area of oncology, the Company is developing a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer -a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also developing vaccines designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

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Editor's Note:
Additional information on Progenics is available at http://www.progenics.com